EXHIBIT (m)(2)(c)

CLASS B DISTRIBUTION AND SERVICE PLAN
SCHEDULE A

PF AIM Blue Chip Fund
PF AIM Aggressive Growth Fund
PF INVESCO Health Sciences Fund
PF INVESCO Technology Fund
PF Janus Strategic Value Fund
PF Janus Growth LT Fund
PF Lazard International Value Fund
PF MFS Mid-Cap Growth Fund
PF MFS Global Growth Fund
PF PIMCO Inflation Managed Fund
PF PIMCO Managed Bond Fund
PF Pacific Life Money Market Fund
PF Putnam Equity Income Fund
PF Putnam Research Fund
PF Salomon Brothers Large-Cap Value Fund

Effective: December 31, 2002